Exhibit 99.1

TBK BANK APPOINTS TODD RITTERBUSCH AS CHIEF LENDING OFFICER

Dallas, Texas — May 1, 2019 — Triumph Bancorp, Inc. (Nasdaq: TBK) (“the Company”) is pleased to announce that Todd Ritterbusch has been appointed chief lending officer of its subsidiary, TBK Bank, SSB (“the Bank”). Ritterbusch will report to Aaron P. Graft, chief executive officer of the Company and the Bank. As a member of the Bank’s executive management team, Ritterbusch’s primary responsibilities will be to oversee the management, direction and development of the Bank’s lending lines of business.

“We welcome Todd to our leadership team,” said Graft. “His experience will be a great benefit to us going forward and we believe that Todd is a great cultural fit for TBK Bank.”

Ritterbusch has more than 17 years of banking experience, most recently serving as managing director, market executive, commercial bank for JPMorgan Chase. Prior to that, he held a variety of leadership roles at JPMorgan Chase across its commercial banking and business banking lines of business.

When asking Ritterbusch about his objectives as the chief lending officer, he explains that, “TBK has established an impressive track record of profitable growth in each of its lines of business. I look forward to working with the rest of the leadership team and all of our team members to further accelerate the company’s growth while reinforcing the company’s credit discipline.”

Ritterbusch began his career at IBM Corporation and served as an engagement manager for McKinsey & Company with clients in the United States, Canada, Australia, New Zealand, Taiwan and Singapore. Ritterbusch holds a Bachelor of Science in Engineering from Purdue University and a Master of Business Administration from the Kellogg School of Management and a Master of Engineering Management from the McCormick School of Engineering at Northwestern University. He currently serves on the boards of Cook Children's Healthcare Foundation, Cook Children's Health Plan and Leadership ISD.

“Beyond my excitement about Todd joining us,” said Graft, “I am excited to give Dan Karas the opportunity to return his focus to the growth of our commercial finance lines of business, where he has more than 30 years of experience.” Karas, who previously served as the Bank’s chief lending officer, will remain on as executive vice president, lending.

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ABOUT TRIUMPH BANCORP, INC.

Triumph Bancorp, Inc. (NASDAQ: TBK) is a financial holding company headquartered in Dallas, Texas, with a diversified line of community banking and commercial finance activities. Our Bank subsidiary, TBK Bank, SSB, is a Texas-state savings bank offering commercial and consumer banking products focused on meeting client needs in Texas, Colorado, Kansas, New Mexico, Iowa and Illinois. We also serve a national client base through our Triumph Commercial Finance division, which offers factoring, equipment lending, asset based lending, and premium finance solutions for independent insurance agents. We offer discount factoring through Advance Business Capital LLC, d/b/a Triumph Business Capital and insurance through Triumph Insurance Group, Inc.

Investor Relations:

Luke Wyse

Senior Vice President, Finance & Investor Relations

lwyse@tbkbank.com  |  214-365-6936

Media Contact:

Amanda Tavackoli

Senior Vice President, Marketing & Communication

atavackoli@tbkbank.com  |  214-365-6930